Exhibit 10.3
Schrödinger, Inc.
Fourth Amended and Restated Director Compensation Policy
Adopted on April 12, 2023
Effective as of January 1, 2023, the non-employee directors of Schrödinger, Inc. (the “Company”) shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.
Director Compensation
Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.
Cash Compensation
The fees that will be paid to our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the fees that will be paid to the chairperson of the Board, if one is then appointed, and the chairperson of each committee of the Board will be as follows:

	1 Base	2 Incremental–Board Chair or Committee Chair	3 Incremental – Non-Chair Committee Members
Board of Directors	$45,000	$35,000 (Non-Executive Chair)	—
Audit Committee	—	$20,000	$10,000
Compensation Committee	—	$15,000	$7,500
Nominating and Corporate Governance Committee	—	$10,000	$5,000
Drug Discovery Committee	—	$15,000	$7,500
The foregoing fees will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board, on such committee or in such position.

Equity Compensation
Initial Grants. Upon initial election to our Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, initial equity awards of (i) an option to purchase 25,000 shares of our common stock and (ii) restricted stock units (“RSUs”) for 12,500 shares of our common stock. The option award shall have a term of ten years from the date of grant of the award. The option and the RSUs shall vest as to 33.3333% of the shares underlying each award on each of the first, second and third anniversaries of the date of grant of the awards, subject the director’s continued service as a director, employee or consultant through each applicable vesting date. The vesting of the option and the RSUs shall accelerate as to 100% of the shares upon a Change in Control of the Company (as defined in the Company’s Executive Severance and Change in Control Benefits Plan, as amended from time to time). The exercise price of the option shall be the closing price of our common stock on the date of grant.
Annual Grants. Beginning in calendar year 2023, each non-employee director who is serving as a member of our Board will be granted, automatically and without the need for any further action by the Board, equity awards on the date of our annual meeting of stockholders for such year of (i) an option to purchase 12,500 shares of our common stock and (ii) RSUs for 6,250 shares of our common stock; provided, however, that for a non-employee director who was initially elected to the Board within the 12 months preceding the annual meeting of stockholders, the number of shares subject to such awards shall be pro-rated on a monthly basis for time in service. The option award shall have a term of ten years from the date of the award. The option and the RSUs shall vest on the twelve-month anniversary of the date of grant of the awards (or, if earlier, the date of the next annual meeting of stockholders following the date of grant of the awards), subject to the director’s continued service as a director, employee or consultant through the applicable vesting date. The vesting of the option and RSUs shall accelerate as to 100% of the shares upon a Change in Control of the Company. The exercise price of the option shall be the closing price of our common stock on the date of grant.
The initial awards and the annual awards shall be subject to the terms and conditions of our 2022 Equity Incentive Plan, or any successor plan, and the terms of the option agreements entered into with each director in connection with such awards. For the avoidance of doubt, the initial awards and annual equity awards shall be subject to the limitation on non-employee director compensation set forth in the 2022 Equity Incentive Plan (or in any successor plan) and no cash shall be paid nor awards shall be granted pursuant to this Policy that would cause such limit to be exceeded (with, as needed, the cash, and equity awards being proportionately reduced such that the aggregate cash and value of equity awards does not exceed such limit).
Expenses
Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.